EXHIBIT 10.9(a)

                 UNITED STATES BANKRUPTCY CODE
              EASTERN DISTRICT OF NORTH CAROLINA
                       RALEIGH DIVISION
IN RE:

ROSE'S STORES, INC.                               CASE NO.: 93-01365-5-ATS
             Debtor                               (CHAPTER 11)
(TAX I.D. #56-0382475)



   ORDER AUTHORIZING COMPENSATION OF SENIOR VICE PRESIDENTS
    THIS MATTER having been brought before the undersigned
United States Bankruptcy Judge upon the "Motion For Order Authorizing Compensation Of And Assumption Of Termination Agreements With Senior Vice Presidents" ("Motion"), filed by Counsel for Rose's Stores, Inc. (the "Debtor"), and following notice to creditors and a hearing, the Court finds as follows:
    1. The Debtor filed for relief under chapter 11 of the Bankruptcy Code on September 5, 1993. Since that time, the Debtor has been operating as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code.
    2. The Debtor operates a chain of 215 discount retail stores known as "Roses" located in 11 southeastern states. The Debtor generates approximately 1.4 billion in revenue per year.
    3. The Debtor is the fifth largest non-public employer in North Carolina. Of the approximately 18,000 individuals employed by the Debtor, 10,000 are located in North Carolina. At its headquarters in Henderson, North Carolina, the Debtor employs over 1,400 associates, making it one of the largest employers in Vance County. The Debtor's operations are directed by an officer group comprised of only 22 individuals.


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    4.   Mr. F. Terry Bean is the Senior Vice-President of Human
Resources. Mr. Bean joined Rose's as vice president of human resources in 1989 and was promoted to senior vice president for that division in the following years. Prior to Rose's, Mr. Bean served as vice president of personnel services with Federal Express Corporation, based in Memphis, Tennessee. His background in the human resources field also includes serving as a personnel supervisor with Johnson & Johnson Corporation and as employee relations manager with Eaton Corporation. Mr. Bean holds a bachelor's degree in business administration with concentration in personnel management and labor relations from Memphis State University. In his current position at Rose's, Mr. Bean is responsible for employee relations, compensation, and group benefits; organizational development and training; corporate communication and customer service; and quality assurance.
    5. Mr. Rob Gruen is the Senior Vice-President of Merchandising. Mr. Gruen joined Roses in 1991 as the vice president and general merchandise manager for hardlines. Prior to joining Rose's, Mr. Gruen spent nine years with Dayton Hudson Corporation, where he held merchandising positions at both Target Stores and Dayton Hudson Department Stores and gained broad experience in both hardlines and softlines areas. Mr. Gruen holds a bachelor's degree in business administration from the University of Iowa and a master's degree in business administration from Drake University. His current responsibilities include overseeing all merchandising as well as merchandise planning and control


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functions.
    6. In response to the changing retail environment, the Debtor set forth approximately two years ago to return the Debtor to its historical position as a thriving enterprise. The majority of the current officers assumed their current positions during this two year period. The Debtor maintains that retention of this restructured officer group is critical to efforts to reorganize.
    7. The Debtor's primary strategy was to attract talented individuals with the ability to reposition and transform the Debtor. The Board of Directors for the Debtor deliberately initiated this strategy and began implementing this plan in 1991 by hiring George L. Jones, a highly regarded executive in the discount retail industry. During this period of transformation, the Debtor's profitability and capitalization was rapidly declining, making it particularly difficult to attract and retain the very executives needed to effect a turnaround of the company.
    8. Under its prepetition officer compensation plan, the Debtor offered its senior officers a compensation package comprised of base salary, an automobile allowance, a bonus, and a medical reimbursement plan. Competitive base salaries, however, are the Debtor's primary mechanism for recruiting and retaining talented executives. While the Debtor has a bonus program, the award has been minimal due to the declining profitability of the Debtor. The Debtor offers stock-based plans to its officers, but the price of stock under the plans has been much higher than the fair market value of the stock, and the prospects for long term appreciation


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are uncertain. Further, in an effort to control costs, the primary perquisites available exclusively to the senior officers are a car allowance and a medical reimbursement plan.
    9. The Debtor has sought to retain the officer compensation package which was adopted by the Debtor prior to the filing of the chapter 11 petition.
    10.  The Debtor has sought authorization to compensate Mr.
Bean and Mr. Gruen for their services as Senior Vice Presidents at their prepetition base salaries of $185,000 and $228,000 respectively.
    11. Mr. Bean and Mr. Gruen have a number of years of experience in the retail industry, occupy senior positions at Roses, and are primary targets for recruitment by competitors. Because of the importance of their role during reorganization, it is critical that the Debtor retain both individuals in their current positions.
    12. Mr. Bean and Mr. Gruen currently receive an annual automobile allowance of $5,528. The Debtor has requested authorization to retain this automobile allowance for Mr. Bean and Mr. Gruen.
    13. In its Motion, the Debtor sought to assume the Termination Agreements currently in place between the Debtor and Mr. Anderson and Mr. Freeman, a sample copy of which is attached to the Debtor's Motion as Exhibit A.
    14. In its Motion, the Debtor sought authority to retain its Annual Bonus Plan for 1993, a copy of which is attached to the


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Debtor's Motion as Exhibit B.  The Debtor has withdrawn its request for court authorization to retain the Annual Bonus Plan for 1993.
    15. The only perquisite available to all officers is the Debtor's Officer Medical Reimbursement Plan, a copy of which is attached to the Debtor's Motion as Exhibit C. The Debtor has sought to retain this plan. The following officers and their eligible dependents are eligible for the Medical Reimbursement plan: Chairman of the Board, President and Chief Executive
Officer, Executive Vice Presidents, Senior Vice
Presidents, Vice Presidents and Treasurer.
    16. Under the Officer Medical Reimbursement Plan, the Debtor will reimburse the covered individual for eligible medical expenses, as allowed under section 213(d) of the Internal Revenue Code, to a maximum of $10,000 or 10% of the officer's base pay as of the first day of the calendar year. In 1992, the average amount reimbursed to officers was less than $3,000 per each officer. Eligible medical expenses include expenses for medically necessary care which are not covered by Rose's Basic Medical Plan (i.e. the deductible, the 20% coinsurance, expenses for preventive care); dental and vision expenses for medical care; and prescribed drugs.
    17. The compensation awarded pursuant to this order is in addition to the standard employee benefits awarded to all Rose's associates.
    18. Objections to the Motion were filed by the Unsecured Creditors Committee, the Bank Group, the Senior Noteholders, the Bank of Tokyo and the Bankruptcy Administrator, and a hearing was


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held in Raleigh, North Carolina on October 25, 1993.  The Bank
Group, the Senior Noteholders, the Bank of Tokyo, and the Bankruptcy Administrator argued that consideration of the assumption of the Termination Agreements should be deferred for approximately sixty days at which time the Debtor will have revealed its comprehensive business plan. Pursuant to an order dated October 29, the court ordered that hearings on the assumption of the Termination Agreements be rescheduled in approximately sixty
(60) days; now therefore, based on the foregoing findings
    IT IS HEREBY ORDERED as follows:
    1. The Debtor is authorized to compensate its senior vice-presidents at their prepetition base salaries as set forth herein and to award its senior vice-presidents an annual automobile allowance at the prepetition levels as set forth herein.
    2. The Debtor is authorized to continue coverage of the Officer Medical Reimbursement Plan for its senior vice-presidents.
    3. The compensation awarded pursuant to this Order is in addition to the standard employee benefits awarded to all Rose's associates.
    4. A hearing on the assumption of Termination Agreements shall be held within approximately sixty (60) days from the date of the hearing on the Motion.


Dated: NOV 18 1993

                                       /s/ A THOMAS SMALL
                                       Bankruptcy Judge


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